Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Announces First Quarter 2016 Results and Provides Operational Update

HOUSTON, TX — May 3, 2016 (BUSINESS WIRE) – Cobalt International Energy, Inc. (“Cobalt”) (NYSE:CIE) today announced a net loss from continuing operations of $30.8 million, or $0.08 per basic and diluted share for the first quarter of 2016, compared to a net loss from continuing operations of $70.5 million, or $0.17 per basic and diluted share, for the first quarter of 2015.

Capital and operating expenditures (excluding changes in working capital) from continuing operations for the quarter ending March 31, 2016 were approximately $136 million. Cobalt reiterated its full year guidance for capital expenditures of approximately $450 to $500 million in 2016 and total cash uses for 2016, inclusive of interest payments, of $600 to $650 million relating to our continuing operations in the U.S. Gulf of Mexico. In addition, we expect to spend approximately $120 million for operations on Angola Blocks 20 and 21 pending the closing of the Angola Transaction. These expenditures will be offset in part by the release of approximately $82 million of LOCs that are included in discontinued operations. Cash, cash equivalents, investments, and restricted cash at the end of the first quarter were approximately $1.0 billion. This includes $250 million of Angolan sale proceeds received prior to the close of the sale, but excludes approximately $115 million held in discontinued operations.

Angola Sale Status

Cobalt also provided an update on the status of the sale of Angola Blocks 20 and 21 to Sonangol. Sonangol and Cobalt executives recently met and agreed that both parties have the full intention to close the Angola Transaction. The transaction remains subject to approval by the Angolan government and as of today, the Angolan government has not withdrawn support for the transaction. The parties agreed, if necessary, to initiate discussions on options which will facilitate the closing of the transaction in the current difficult industry and market conditions.

Operational Update

Cobalt announced that it completed additional sidetrack appraisal drilling operations at North Platte in the deepwater Gulf of Mexico. The sidetrack appraisal well was successful and encountered approximately 500 feet of net oil pay in what appears to be excellent reservoir quality rock. The fluid, core and pressure samples taken in the sidetrack well indicate that the rock and reservoir properties are the best that Cobalt has encountered in the Inboard Lower Tertiary trend with respect to porosity and permeability. Cobalt plans to conduct further appraisal drilling at North Platte in the second half of 2016. Cobalt, as operator, owns a 60% working interest in North Platte and TOTAL E&P USA, INC. owns the remaining 40% working interest.

Following the sidetrack appraisal operations at North Platte, Cobalt commenced drilling operations on the Goodfellow #1 exploration well, which will target Inboard Lower Tertiary horizons. The Goodfellow prospect is a 3-way closure and is located approximately 18 miles southwest of our Shenandoah discovery in the Walker Ridge area. Results from the Goodfellow #1 exploration well are expected in the second half of 2016. Cobalt, as operator, owns a 72.5% working interest in Goodfellow and TOTAL E&P USA, INC. owns the remaining 27.5% working interest.

Drilling operations continue on the Anchor #3 appraisal well, which is designed to further delineate the resource potential of the Anchor field as well as assess reservoir continuity, structure, and oil-water contacts. Core, pressure, and fluid samples are expected to be obtained from the well to facilitate the continued evaluation of Anchor. Results from the Anchor #3 appraisal well are expected in the second half of 2016. Cobalt owns a 20% non-operated working interest in Anchor.

Appraisal operations also continued at Shenandoah where drilling operations have commenced on the Shenandoah #5 appraisal well. This well is designed to further test Shenandoah’s resource potential and commerciality. Results from the Shenandoah #5 appraisal well are expected in the second half of 2016. Cobalt owns a 20% non-operated working interest in Shenandoah.

In February 2016, Cobalt announced that it had achieved initial production from the Heidelberg field from the first of three development wells to be brought online. All three of the Heidelberg wells are now producing from a moored production handling SPAR. Two additional development wells are expected to be drilled, completed and brought onto production at Heidelberg during 2016. Cobalt owns a 9.375% non-operated working interest in Heidelberg.

Cobalt also announced that it had completed drilling operations on the Zalophus #1 pre-salt exploration well in Block 20 offshore Angola, which resulted in a significant discovery of condensate and gas. This represents Cobalt’s sixth pre-salt discovery offshore Angola and its third discovery on Block 20. The Petroserv Catarina drilling rig is now completing drilling operations on the Golfinho #1 pre-salt exploration well, which is Cobalt’s final exploration well commitment on Block 20 offshore Angola. Cobalt will learn more in the coming weeks, however early analysis of the Golfinho well results indicates potential for another large mound feature with Cameia-like fluid and reservoir properties. When confirmed, Golfinho will be another discovery in a remarkable run of exploration success for Cobalt in Angola. Until the closing of the Angola Transaction, Cobalt is the operator of and holds a 40% working interest in Block 20 offshore Angola, in partnership with Sonangol Pesquisa e Produção S.A. (30%) and BP Exploration Angola (Kwanza Benguela) Limited (30%).

Conference Call

A conference call for investors will be held today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss Cobalt’s first quarter 2016 results. Hosting the call will be Joseph H. Bryant, Chairman and Chief Executive Officer, and Shannon E. Young, III, Chief Financial Officer.

The call can be accessed live over the telephone by dialing (877) 407-9039, or for international callers (201) 689-8470. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517. The passcode for the replay is 13635522. The replay will be available until May 17, 2016.

Interested parties may also listen to a simultaneous webcast of the conference call by accessing the Newsroom-Events & Speeches section of Cobalt’s website at www.cobaltintl.com. A replay of the webcast will also be available for approximately 30 days following the call.

For more information about these announcements, see Cobalt’s May 2016 Investor Presentation, which will be posted on Cobalt’s website at www.cobaltintl.com in the Investor Center-Publications & Presentations section.

About Cobalt

Cobalt International Energy, Inc. (NYSE: CIE) is an independent exploration and production company active in the deepwater U.S. Gulf of Mexico and offshore West Africa. Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address Cobalt’s expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to Cobalt’s SEC filings. Cobalt undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release, other than as required by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts

Investor Relations: Rob Cordray Director, Investor Relations +1 (713) 579-9126	Media Relations: Lynne L. Hackedorn Vice President, Government and Public Affairs +1 (713) 579-9115

Consolidated Statement of Operations Information:

	For Three Months Ended March 31,
	2016	2015
	($ in thousands, except per share data)
Oil and gas revenue:
Oil sales	$1,611	$—
Natural gas sales	25	—

Total oil and gas revenue	1,636	—

Operating costs and expenses:
Seismic and exploration	(1,254)	14,067
Dry hole expense and impairment	(3,977)	19,897
Lease operating expense	956	—
General and administrative	19,137	17,730
Accretion expense	102	—
Depreciation and amortization	3,170	412

Total operating costs and expenses	18,134	52,106

Operating income (loss)	(16,498)	(52,106)
Other income (expense):
Interest income	1,338	1,660
Interest expense	(15,642)	(20,020)

Total other income (expense)	(14,304)	(18,360)

Net income (loss) from continuing operations before income tax	(30,802)	(70,466)
Income tax expense	—	—

Net income (loss) from continuing operations	(30,802)	(70,466)

Net income (loss) from discontinued operations	(15,813)	(11,151)

Net income (loss)	$(46,615)	$(81,617)

Basic and diluted income (loss) per share from continuing operations	$(0.08)	$(0.17)
Basic and diluted income (loss) per share from discontinued operations	$(0.03)	$(0.03)
Basic and diluted income (loss) per share	$(0.11)	$(0.20)

Weighted average common shares outstanding	409,260,489	408,508,154

Consolidated Balance Sheet Information:

	March 31, 2016	December 31, 2015
	($ in thousands)
Cash and cash equivalents	$52,951	$71,593
Restricted cash and cash equivalents	252,200	252,950
Short-term investments	701,716	885,994
Current assets held for sale	1,911,102	1,811,051
Total current assets	3,009,809	3,146,291
Total property, plant and equipment	1,032,362	895,936
Total assets	4,066,983	4,061,219
Total current liabilities	647,843	628,018
Total long-term liabilities	2,011,855	1,987,064
Total stockholders’ equity (409,731,943 and 408,740,182 shares issued and outstanding as of March 31, 2016 and December 31, 2015, respectively)	1,407,285	1,446,137
Total liabilities and stockholders’ equity	$4,066,983	$4,061,219

Consolidated Statement of Cash Flows Information:

	Three Months Ended March 31,
	2016	2015
	($ in thousands)
Net cash provided by (used in):
Operating activities – continuing operations	$72,817	$(86,078)
Investing activities – continuing operations	41,447	209,051
Financing activities – continuing operations	—	—